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                                                                     Exhibit 5.1

SULLIVAN & CROMWELL
NEW YORK TELEPHONE: (212) 558-4000

TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT, NEW YORK
FACSIMILE: (212) 558-3588
                                           125 BROAD STREET, NEW YORK 10004-2498

                       ---------------------------------------------------------

                         1701 PENNSYLVANIA AVE, N.W. WASHINGTON, D.C. 20006-5805
                                  1888 CENTURY PARK EAST, LOS ANGELES 90067-1725
                                                   8, PLACE VENDOME, 75001 PARIS
                          ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
                                              101 COLLINS STREET, MELBOURNE 3000
                                  2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                            NINE QUEENS ROAD, CENTRAL, HONG KONG
                                       OBERLINDAU 54-56, 60323 FRANKFURT AM MAIN

                                                      April 29, 1999


The Goldman Sachs Group, Inc.,
85 Broad Street
New York, NY 10004

Dear Sirs:

         In connection with the registration under the Securities Act of 1933
(the "Act") of (euro) 1,000,000,000 principal amount of   % Euro Notes due 2009
(the "Securities"), of The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result
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The Goldman Sachs Group, Inc.                                              -2-

in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of Euros into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in Euros, and such judgment would be converted into United States dollars at
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The Goldman Sachs Group, Inc.                                              -3-

the exchange rate prevailing on the date of entry of the judgment.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                        Very truly yours,

                                        /s/ Sullivan & Cromwell